Exhibit 99.1

DEUTSCHE BANK AG CAYMAN	CITIGROUP GLOBAL MARKETS INC.
ISLANDS BRANCH	390 Greenwich Street
DEUTSCHE BANK SECURITIES INC.	New York, New York 10013
60 Wall Street
New York, New York 10005
PERSONAL AND CONFIDENTIAL
February 6, 2011
Ensco plc
6 Chesterfield Gardens
London, England

Attention:	James W. Swent III Chief Financial Officer
Project Thoroughbred
Commitment Letter
Ladies and Gentlemen:
          Ensco plc (“you” or the “Company”) has advised Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”) and Citi (as defined below) (together with DBCI and DBSI, “we”, “us” or the “Commitment Parties” and each, a “Commitment Party”) that you intend to acquire the company code-named “Preakness” (the “Acquired Business”) and consummate the other Transactions, as described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in Exhibits A, B and C hereto (the “Term Sheets”). This letter and the Term Sheets, each as amended, supplemented or otherwise modified in accordance herewith, are referred to collectively as the “Commitment Letter.”
          For purposes of this Commitment Letter, “Citi” means Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.
          We are pleased to advise you that (i) DBSI and CGMI are willing to act as exclusive joint lead arrangers and exclusive joint bookrunners for the Bridge Facility (in such capacities, the “Lead Arrangers”), (ii) each of DBCI and Citi severally (and not jointly) commits to provide 50% of the Bridge Facility, on the terms and conditions set forth in this Commitment Letter and (iii) DBCI is willing to act as the sole administrative agent (the “Administrative Agent”) for the lenders (the “Lenders”) under the Bridge Facility. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Bridge Facility unless you and we shall so agree. It is understood and agreed that DBSI and DBCI shall have “left placement” in all marketing materials (and all associated rights) with respect to the Bridge Facility, and that CGMI shall appear immediately to the right of DBSI and DBCI in all such marketing materials.

          The Lead Arrangers intend to commence syndication of the Bridge Facility promptly after the public announcement of the Acquisition. You agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business to actively assist, the Lead Arrangers in achieving a syndication of the Bridge Facility that is satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Company and the Acquired Business, (b) direct contact between senior management and advisors of the Company and the proposed Lenders, and using your commercially reasonable efforts to cause direct contact between senior management and advisors of the Acquired Business and the proposed Lenders, (c) assistance from the Company, and using your commercially reasonable efforts to cause the Acquired Business to assist, in the preparation, within 30 days of the date hereof, of an information memorandum with respect to the Bridge Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers (each, an “Information Memorandum”) and other materials to be used in connection with the syndication of the Bridge Facility (collectively with the Term Sheets and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined)), the “Information Materials”), and (d) the hosting of, with us and senior management of the Company and using your commercially reasonable efforts to cause senior management of the Acquired Business to participate in, one or more meetings of prospective Lenders at times and locations mutually agreed. Without limiting your obligations to assist with syndication efforts as set forth above, each Commitment Party agrees that completion of syndication of the Bridge Facility is not a condition to its commitment hereunder.
          In their capacity as Lead Arrangers, DBSI and CGMI will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. To assist us in the syndication, you agree promptly to, and to use your commercially reasonable efforts to cause the Acquired Business to, prepare and provide to us all customary information with respect to the Company and the Acquired Business, as applicable, and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Bridge Facility.
          It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.
          You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company, the Acquired Business, their respective affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

          Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”. The Company acknowledges and agrees that the following documents may be distributed to Public Lenders (provided that the Company has been afforded an opportunity to comply with applicable Securities and Exchange Commission disclosure obligations): (a) a term sheet for the Bridge Facility and draft and final versions of the Loan Documents; (b) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), in each of the foregoing cases, to the extent submitted to the Company for review prior to distribution; and (c) notification of changes in the terms of the Bridge Facility.
          You hereby represent and covenant that (a) all information other than the Projections and information of a general economic or industry-specific nature (the “Information”) that has been or will be made available to us by you or any of your representatives (with respect to information relating to the Acquired Business and its affiliates, in each case to the best of the Company’s knowledge), when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to us (it being understood that projections are not to be viewed as facts, are subject to uncertainties and that actual results may differ from projections and such differences may be material). You understand that in arranging and syndicating the Bridge Facility we may use and rely on the Information and Projections without independent verification thereof. You agree that if at any time prior to the date of consummation of the Acquisition (the “Closing Date”) and, if requested by us, for up to 90 days following the Closing Date as is necessary to complete the Successful Syndication (as defined in the Fee Letter) of the Bridge Facility, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct at such time.
          As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (as amended, supplemented or otherwise modified in accordance therewith, the “Fee Letter”).
          Each Commitment Party’s commitments and agreements hereunder are subject to:
     (a) since December 31, 2009, there shall not have occurred any Material Adverse Effect (as defined below) on the Acquired Business and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole;
     (b) such Commitment Party’s reasonable satisfaction that, at any time prior to completion of a Successful Syndication of the Bridge Facility, there shall be no offering, placement, arrangement or syndication (or announcement thereof) of any debt securities or bank financing by or on behalf of the Company, the Acquired Business or any of their respective affiliates, other than (i) the Notes, (ii) indebtedness incurred in the ordinary course of business for ordinary working capital needs (it being understood that issuance of debt in capital markets transactions or syndication of any new credit facilities shall not be deemed ordinary course) and which could not reasonably be expected to materially impair the syndication of the Bridge Facility or the marketing of the Notes, (iii) indebtedness permitted to be incurred by the Company, the Acquired Business and their respective subsidiaries pursuant to the Acquisition Agreement as in effect on the date hereof and (iv) other financing agreed to by the Lead Arrangers); provided, however, that this condition shall survive this Commitment Letter as a covenant in the Loan Documents if a Successful Syndication has not occurred prior to the Closing Date;
     (c) execution and delivery of definitive documentation for the Bridge Facility (the “Loan Documents”), consistent with this Commitment Letter and the Fee Letter, negotiated in good faith and otherwise mutually acceptable to the Company and the Lead Arrangers;
     (d) one or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Banks”) shall have been engaged to publicly sell or privately place the Notes and other debt securities for purpose of replacing or refinancing the Bridge Facility; and
     (e) the other conditions set forth in Exhibit C.
          “Material Adverse Effect” means, with respect to any Person, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, properties, business, results of operation or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of such Person to perform its obligations under the Acquisition Agreement or to consummate the Acquisition or the other transactions contemplated by the Acquisition Agreement, but shall not include (i) facts, circumstances, events, changes, effects or occurrences generally affecting the drilling services industry or the economy or the financial or securities markets in the United States, in any region in which such Person operates or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, except to the extent any fact, circumstance, event, change, effect or occurrence relative to other comparable industry participants materially disproportionately impacts the assets, properties, business, results of operation or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, (ii) facts, circumstances, events, changes, effects or occurrences to the extent related to the impact of the BP Macondo well incident in the U.S. Gulf of Mexico upon past, current and/or future deepwater and other offshore drilling operations in general, and as respects past, current and future actual or de facto drilling permit issuance and operations delays, moratoria or suspensions, past, current, new and/or future regulatory, legislative or permitting requirements (including requirements related to equipment, safety and operations), past, current and/or future lease sales and other governmental activities that may impact or have impacted deepwater and other offshore operations in the U.S. Gulf of Mexico in general, (iii) facts, circumstances, events, changes, effects or occurrences to the extent directly resulting from the announcement of the execution of the Acquisition Agreement or the consummation of the transactions contemplated thereby (without diminishing the effect of any representations or warranties therein), (iv) fluctuations in the price or trading volume of the securities of such Person; provided, that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of this definition) has resulted in, or contributed to, a Material Adverse Effect with respect to such Person, (v) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any changes in Applicable Law or in GAAP (or the interpretation thereof) after the date hereof, (vi) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any legal proceedings made or brought by any of the current or former shareholders of such Person (on their own behalf or on behalf of such Person) arising out of or related to the Acquisition Agreement or any of the transactions contemplated thereby or (vii) any failure by such Person to meet any published analyst estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided, that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure (unless otherwise excluded under the other clauses of this definition) has resulted in, or contributed to, a Material Adverse Effect with respect to such Person. Capitalized terms used in this definition but not defined in this Commitment Letter have the meanings assigned to them in the Acquisition Agreement.
          Notwithstanding anything in this Commitment Letter (including each of the annexes attached hereto), the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Acquisition to which any Commitment Party is party to the contrary, the only representations relating to the Company, the Acquired Business or their respective subsidiaries and businesses, the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date, shall be (i) those warranties in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Company or the Acquired Business (or any of their respective affiliates) has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such warranties in the Acquisition Agreement (the “Acquisition Agreement Warranties”) and (ii) the Specified Representations. For purposes hereof, “Specified Representations” means the representations and warranties referred to in Exhibit B relating to corporate existence, power and authority, due authorization, execution and delivery and the enforceability of the Loan Documents, the non-contravention of the Bridge Facility with charter documents, applicable law, order or judgment or material contracts, financial statements, solvency, Federal Reserve margin regulations, Investment Company Act and Patriot Act. This paragraph shall be referred to as the “Conditionality Provision.”
          There shall be no conditions to closing and funding not expressly set forth herein (including the Term Sheets).
          You agree to indemnify and hold harmless each of the Commitment Parties, each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Bridge Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions are consummated. You also agree that no Indemnified Party shall be liable for (x) any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Bridge Facility, use of the proceeds thereof, the Transactions or any related transaction or activity or (y) absent the willful misconduct, bad faith or gross negligence of such person, any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person). You shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. You shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement.
          You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish or make available any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Lead Arranger is a full service securities firm and may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Company, the Acquired Business and their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. You further acknowledge and agree that (a) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (b) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (c) irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters, the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter; (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (f) you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Parties shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim, or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that the Commitment Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to you with respect thereto. Any review by the Commitment Parties of the Company, the Acquired Business, the Transactions, the other transactions contemplated hereby, or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of you or any of your affiliates. Nothing in this paragraph or elsewhere in this Commitment Letter is intended to, or shall, diminish the obligations or liabilities of the parties under the engagement letter, dated as of December 22, 2010 between the Company and DBSI (as amended, supplemented or otherwise modified in accordance therewith, the “M&A Engagement Letter”).
          Each Commitment Party shall use all non-public information provided to it by or on behalf of you hereunder solely in connection with its services to, and its relationship with, the Company; provided that nothing herein shall prevent such Commitment Party from disclosing any such information (a) to rating agencies on a confidential basis in connection with their evaluation of the Bridge Facility, (b) contained in any Public Information Materials provided to the Commitment Party by you, (c) in any judicial, legal or administrative proceeding or otherwise as required by applicable law (in which case we agree to promptly notify you to the extent permitted by law), (d) upon the request or demand of any regulatory authority or self-regulatory body having or claiming jurisdiction or oversight over such Commitment Party or any of its affiliates, (e) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party in violation of this Commitment Letter, (f) to such Commitment Party’s employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to any of its affiliates (provided such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the transactions contemplated hereby (h) for purposes of establishing a “due diligence” defense, (i) to another Commitment Party or (j) subject to confidentiality requirements reasonably acceptable to you, to any actual or prospective Lender, any of their respective affiliates, and any of the respective partners, officers, directors, employees, agents, accountants, attorneys and other advisors of any of the foregoing. This paragraph shall terminate three years from the date of this Commitment Letter.
          Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter and, to the extent so employed, such affiliates shall be entitled to the benefits afforded, and subject to the obligations assumed by, such Commitment Party hereunder.
          This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. The Commitment Parties may, in consultation with the Company, assign their commitments hereunder, in whole or in part, to Lenders; provided that no such assignment shall relieve the Commitment Parties of their obligations hereunder, except to the extent such assignment is evidenced by (i) an additional commitment letter reasonably satisfactory to the Lead Arrangers and the Company to which the assignee and the Company are parties (the “Additional Commitment Letters”) or (ii) the Loan Documents. No Additional Commitment Letter shall add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or the compensation payable by you in connection therewith as set forth in the Commitment Letter and the Fee Letter. Additional Commitment Letters will include a provision allowing the Company, at the Company’s expense, to replace any Lender that has (or is controlled by or under common control with any person or entity that has) been deemed insolvent or become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceeding, or that refuses to execute, or materially delays in executing, Loan Documents agreed with the Lead Arrangers with respect to the Bridge Facility, with another financial institution selected by the Company in consultation with the Lead Arrangers.
          This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; it being understood that the M&A Engagement Letter is not superseded in any respect. No party has been authorized by any Commitment Party to make any oral or written statements or agreements that are inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.
          This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. Any right to trial by jury with respect to any claim, action or proceeding arising out of this Commitment Letter or the Fee Letter is hereby waived. Each of the parties hereto irrevocably and unconditionally (i) submits, for itself and for its property, to the exclusive jurisdiction of the United Stated District Court for the Southern District of New York or, if that federal court lacks subject matter jurisdiction, the Commercial Division of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or in any way relating to the Transactions, this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, or for recognition or enforcement of any judgment, (ii) agrees that it will not assert any claim, or in any way support any suit action or proceeding, arising out of or relating to the Transactions, this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, or for recognition or enforcement of any judgment, other than in such courts, (iii) agrees that all suits, claims, actions or proceedings related to the Transactions, this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings shall be heard and determined only in such courts, (iv) waives, to the fullest extent it may effectively do so, the defense of inconvenient forum and (v) agrees that a final judgment of such courts shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. You agree that service of any process, summons, notice or document by registered mail addressed to you c/o Cary A. Moomjian, Jr., Vice President, General Counsel and Secretary, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331 shall be effective service of process against you for any suit, action or proceeding relating to any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby. Nothing in this Commitment Letter will affect the right of any party hereto to serve process in any other manner permitted by applicable requirements of law.
          If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Fee Letter in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures, the Commitment Parties could purchase (and remit in New York City) dollars with such other currency on the business day preceding that on which final judgment is given. Your obligation in respect of any sum due hereunder or under the Fee Letter shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the business day following their receipt of any sum adjudged to be so due in such other currency, the Commitment Parties may, in accordance with normal banking procedures, purchase (and remit in New York City) dollars with such other currency; if the dollars so purchased and remitted are less than the sum originally due to the Lenders, the Lead Arrangers or any Indemnified Party in dollars, you agree, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant payee against such loss, and if the dollars so purchased exceed the sum originally due in dollars, such excess shall be remitted to you.
          Notices to the Company provided for herein and in the Fee Letter shall be directed to the person set forth above and delivered by hand, by overnight courier service or mailed by certified or registered mail to such person at the address set forth above, or sent by facsimile to or by email to such person at +44 (0)207 409 0399 or jswent@enscoplc.com.
          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter (including the Term Sheets) or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) on a confidential basis, to your officers, agents and advisors and, with respect to this Commitment Letter and the Fee Letter only, those of the Acquired Business, in each case, who are directly involved in the consideration of this matter; provided that the economic terms of the Fee Letter provided to the Acquired Business pursuant to the foregoing shall be redacted in a manner reasonably satisfactory to the Lead Arrangers, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or, in the case of the Commitment Letter (including the Term Sheets) only, the rules and regulations of the U.S. Securities and Exchange Commission or any applicable securities exchange (in which case you agree to inform us promptly thereof), (c) you may disclose the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts in respect of the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility or on in any public filing relating to the Transactions or (d) with respect to this Commitment Letter only, to Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Group.
          Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each Guarantor (as defined in the Term Sheets), which information includes names and addresses and other information that will allow such Lender to identify the Company and each Guarantor in accordance with the Patriot Act.
          The compensation, reimbursement, indemnification, syndication, confidentiality, governing law, waiver of jury trial, jurisdiction and venue provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.
          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on February 6, 2011. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In addition, the commitments will automatically terminate at 5:00 p.m., New York City time, on February 7, 2011 if the fees payable pursuant to the Fee Letter are not paid by such time.
          The commitments and agreements of the Commitment Parties hereunder in respect of the Bridge Facility will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the execution and delivery of the Loan Documents, (iii) the abandonment or termination of the Acquisition Agreement, (iv) a material breach by the Company of its obligations under this Commitment Letter, and (v) 5:00 p.m., New York City time, on the Outside Date. “Outside Date” means February 3, 2012.
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          We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
By:	/s/ Frederick W. Laird
Name:	Frederick W. Laird
Title:	Managing Director

By:	/s/ Edward D. Herko
Name:	Edward D. Herko
Title:	Vice President

DEUTSCHE BANK SECURITIES INC.
By:	/s/ Alexandra Barth
Name:	Alexandra Barth
Title:	Managing Director

By:	/s/ Robert Danziger
Name:	Robert Danziger
Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Vice President

[Commitment Letter Signature Page]

Accepted and agreed to as of
the date first written above by:
ENSCO PLC

By:	/s/ James W. Swent III Name: James W. Swent III
Title: Senior Vice President and Chief Financial Officer

EXHIBIT A
PROJECT THOROUGHBRED
Description of the Transactions
          Ensco plc (the “Company”) intends to acquire (the “Acquisition”) the Acquired Business pursuant to that certain Agreement and Plan of Merger by and among the Company, a newly-formed limited liability company and wholly-owned subsidiary of the Company (“MergerSub”), ENSCO International Incorporated, a wholly-owned subsidiary of the Company, and the Acquired Business (together with all schedules, annexes, disclosure letters and other attachments thereto, the “Acquisition Agreement”). In connection therewith:
(a)	pursuant to the Acquisition Agreement, (i) MergerSub will merge with and into the Acquired Business, with the Acquired Business surviving such merger as a wholly-owned subsidiary of the Company, (ii) the common stock and restricted stock and restricted stock units that convert into common stock of the Acquired Business will be converted into the right to receive a combination of cash and American Depositary Shares of the Company and (iii) the outstanding stock options of the Acquired Business will be converted into options to purchase American Depositary Shares of the Company;
(b)	the Company will obtain up to $2.75 billion in cash proceeds (before fees and original issue or market discount) from either (i) the issuance of senior unsecured notes (the “Notes”) in a public offering or Rule 144A private placement or (ii) if the Company is unable to issue the full amount of the Notes at or prior to the Closing Date, a senior unsecured bridge term loan facility (the “Bridge Facility”) having the terms set forth in Exhibit B; and
(c)	the Company will use the proceeds of the Notes and/or the Bridge Facility, together with cash on hand at the Company and the Acquired Business, to fund the cash consideration for the Acquisition and pay fees and expenses related to the Transactions.
The foregoing transactions and the other transactions contemplated by the Commitment Letter are referred to herein collectively as the “Transactions”. Terms not otherwise defined herein have the meaning specified in the Commitment Letter to which this Exhibit A is attached.

EXHIBIT B
PROJECT THOROUGHBRED
Summary of the Bridge Facility

Borrower:	Ensco plc, an English public limited company (the “Borrower”).
Guarantors:	Each guarantor under the Amended and Restated Credit Agreement, dated as of May 28, 2010 (the “Revolving Credit Facility”), among the Borrower and certain of its subsidiaries as borrowers and guarantors, Citibank, N.A., as administrative agent, and certain other parties, shall guarantee the Bridge Facility. In addition, the Borrower may designate, in its sole discretion, additional subsidiaries that will guarantee the obligations of the Borrower under the Bridge Facility.
Use of Proceeds:	The proceeds of the Bridge Facility will be used to fund, together with cash on hand at the Company and the Acquired Business, the cash consideration for the Acquisition and pay fees and expenses related to the Transactions.
Joint Bookrunners and Lead Arrangers:	Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. (in such capacities, collectively, the “Lead Arrangers”).
Administrative Agent:	Deutsche Bank AG Cayman Islands Branch (in such capacity, the “Administrative Agent”).
Syndication Agent:	Citigroup Global Markets Inc.
Lenders:	A syndicate of banks, financial institutions and other entities, including Deutsche Bank AG Cayman Islands Branch and an affiliate of Citi, selected in accordance with the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).
Facility:	Up to $2.75 billion unsecured term loan bridge facility (the “Bridge Facility”; the commitments thereunder, the “Bridge Commitments”; loans thereunder, the “Loans”), subject to reductions as set forth under the heading “Mandatory Prepayments and Commitment Reductions”.

Availability:	Amounts available under the Bridge Facility shall be borrowed in a single draw on the Closing Date, which shall occur on or prior to the Outside Date.
Maturity:	The Bridge Facility will mature on the date which is 364 days after the Closing Date (the “Maturity Date”).
Amortization:	None.
Interest Rate and Fees:	As set forth on Annex I hereto.
Yield Protection:	Customary for credit facilities of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.
Voluntary Prepayments and Commitment Reductions:
Prior to the Closing Date, commitments under the Bridge Facility may be reduced in whole or in part at the election of the Borrower without premium or penalty. Following the Closing Date, the Bridge Facility may be prepaid in whole or in part at the election of the Borrower without premium or penalty; provided that Loans bearing interest with reference to the Eurodollar Rate (as defined in Annex I) will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Amounts repaid or prepaid may not be reborrowed.
Mandatory Prepayments and Commitment Reductions:
On or prior to the Closing Date, the commitments in respect of the Bridge Facility under the Commitment Letter or under the Loan Documents shall be permanently reduced, and after the Closing Date, the Loans shall be prepaid, in each case by the following amounts:

1.   Asset Sales: An amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or any of its subsidiaries (including the receipt of insurance and/or condemnation proceeds to the extent not used or committed to be used for the restoration or repair of assets giving rise to the receipt of such proceeds within 180 days thereof), subject to exceptions for (a) sales of inventory in the ordinary course of business, (b) sale leasebacks of real property and (c) dispositions of assets by the Borrower or any of its subsidiaries with fair market value of up to $100 million in the aggregate.

Exhibit B-2

2.   Equity Offerings: An amount equal to 100% of the net cash proceeds received from the sale or issuance of equity interests of the Borrower or any of its subsidiaries, other than any issuance of equity interests (a) constituting consideration for the Acquisition, (b) to the Borrower or any of its subsidiaries or (c) pursuant to employee stock plans and other similar arrangements.

3.   Incurrence of Indebtedness: An amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness for borrowed money by the Borrower or any of its subsidiaries, other than (a) borrowings under the Revolving Credit Facility or any replacement thereof; provided that borrowings in excess of $100 million shall be subject to prepayment or commitment reduction, (b) intercompany indebtedness and (c) other indebtedness of up to $100 million in the aggregate.

The Company shall give prompt notice to the Commitment Parties (prior to the execution and delivery of the Loan Documents) or to the Administrative Agent (after the execution and delivery of the Loan Documents) of any event that reduces commitments or requires prepayment pursuant to the above.
Security:	None.
Representations and Warranties:	Substantially the same as those contained in the Revolving Credit Facility, except that representations regarding solvency, FCPA, OFAC, Patriot Act and anti-terrorism compliance and no use of proceeds to purchase margin stock shall be added; it being understood that the representation regarding financial statements shall refer to the latest audited and unaudited financial statements of the Borrower and of the Acquired Business and the pro forma combined financial statements of the Borrower required to be delivered pursuant to clause (7) of Exhibit C.
Conditions Precedent:	As set forth on Exhibit C.
Financial Covenant:	Same as in the Revolving Credit Facility.
Affirmative and Negative Covenants:	Substantially the same as those contained in the Revolving Credit Facility, except that (A) there shall be added restrictions on (i) loans, acquisitions, joint ventures and other investments by the Borrower or any of its subsidiaries in excess of $100 million in the aggregate during

Exhibit B-3

the term of the Bridge Facility, other than transactions in the ordinary course of business (including transactions between the Borrower and its subsidiaries) and subject to other exceptions to be agreed; and (ii) restricted payments (including dividends and share repurchases and redemptions) by the Borrower, other than (a) the Borrower’s scheduled periodic ordinary cash dividends economically equivalent (on a per share basis, giving effect to the Acquisition in the case of dividends paid after the Closing Date) to the ordinary cash dividends historically paid by the Borrower prior to the date of the Commitment Letter, (b) dividends payable in common stock of the Borrower, (c) share repurchases and redemptions pursuant to employee or director stock plans and other similar arrangements in the ordinary course of business, (d) repurchases and redemptions of equity interests of subsidiaries and consolidated affiliates held by third parties and (e) repurchases or redemptions of up to $25 million of equity interests of the Borrower in an aggregate amount not to exceed the proceeds from the issuance of such equity interests received by the Borrower after December 31, 2010 plus the amount of redemption premium stated therein and accrued and unpaid dividends thereon, subject to other exceptions to be agreed; (B) the use of proceeds of the loans under the Bridge Facility shall be limited as described under the heading “Use of Proceeds” above; and (C) there shall be added covenants to (i) use commercially reasonable efforts to maintain credit ratings (but not any particular ratings) on the Borrower’s long-term senior unsecured debt by Moody’s and S&P and (ii) use reasonable best efforts to obtain permanent financing to repay the Bridge Facility.
After the Company’s acceptance of the Commitment Letter and prior to execution and delivery of the Loan Documents, the Company agrees to comply with the covenants listed above (substantially in the form set forth in the Revolving Credit Facility to the extent therein, and if not in the Revolving Credit Facility, as described above).
Events of Default:	Substantially the same as those contained in the Revolving Credit Facility.
Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and Bridge Commitments with the consents, not to be unreasonably withheld, of (a) the Borrower, unless an event of default has occurred and is continuing and (b) the Administrative Agent; provided no such consents shall be required if the assignee is a

Exhibit B-4

Lender or an affiliate of a Lender. In the case of partial assignments (other than to another Lender or an affiliate of a Lender), the minimum assignment amount shall be $10,000,000 (or integral multiple of $1,000,000 in excess thereof), in each case unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive from the assignor a processing and recordation fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the selling Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be subject to customary limitations.
Amendments:	Amendments and waivers with respect to the Loan Documents shall require the approval of Lenders holding at least two-thirds of the aggregate amount of the Bridge Commitments (or, if the Closing Date shall have occurred, the Loans) except that, among other things, (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s Bridge Commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages or modifications to amendment or pro rata sharing provisions and (ii) any release of all or substantially all of the Guarantors.
In addition, for so long as the Bridge Facility is outstanding, the Loan Documents shall be automatically amended to reflect any changes or amendments to the Revolving Credit Facility (including any refinancings thereof), to the extent favorable to the Administrative Agent or the Lenders under the Bridge Facility (other than changes to the interest rates under the Revolving Credit Facility).
The Loan Documents shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby, so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Loan Documents have consented thereto.

Exhibit B-5

Taxes:	Subject to customary exceptions, the Bridge Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.
Indemnity:	The Bridge Facility will provide customary and appropriate provisions relating to indemnity and related matters in form substantially similar to the Revolving Credit Facility.
Governing Law and Jurisdiction:	The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York located in Manhattan, New York and will waive any right to trial by jury. New York law will govern the Loan Documents.
Counsel to Lead Arrangers and Administrative Agent:	Cahill Gordon & Reindel llp.

Exhibit B-6

ANNEX I to
EXHIBIT B
Interest Rate and Fees

Interest Rate:	The Loans comprising each borrowing bear interest at a rate per annum equal to either, at the Borrower’s election, (a) the Base Rate plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin.
“Base Rate” means the highest of (i) the rate of interest publicly announced by Deutsche Bank AG Cayman Islands Branch as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the one month adjusted London interbank offered rate plus 1.0%.
“Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits having a maturity closest to the applicable interest period appearing on Page 3750 of the Telerate screen.
“Applicable Margin” means, as of any date of determination during any period set forth below, the percentage per annum set forth below under the applicable type of Loan and Rating Category at such date.

	Level I		Level II		Level III
Rating Category	BBB+/Baa1 or better		BBB/Baa2 or better		BBB-/Baa3 or lower
Days after	Eurodollar	Base	Eurodollar	Base	Eurodollar	Base
Closing Date	Rate	Rate	Rate	Rate	Rate	Rate
0-90	1.50%	0.50%	1.75%	0.75%	2.00%	1.00%
91-180	1.75%	0.75%	2.00%	1.00%	2.25%	1.25%
181-270	2.00%	1.00%	2.25%	1.25%	2.50%	1.50%
270-364	2.50%	1.50%	2.75%	1.75%	3.00%	2.00%

“Public Debt Ratings” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.
“Rating Category” means the relevant Level applicable from time to time as set forth in the above table, which is based on the Borrower’s Public Debt Ratings by

Standard & Poor’s and Moody’s. If there is a one-notch split between the two ratings, then the level corresponding to the higher rating shall apply. If there is a more than a one-notch split in the two ratings, then the rating that is one notch higher than the lower rating shall apply.
Interest Payment Dates:	In the case of Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears.
In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”) on the last day of each relevant interest period (which will be one, two, three or six months) and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.
Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Bridge Facility, the overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to Base Rate Loans.
Commitment Fee:	The Borrower shall pay a fee (the “Commitment Fee”) for the ratable benefit of the Lenders equal to (x) at all times that Level I applies, 0.20% per annum, (y) at all times that Level II applies, 0.25% per annum and (z) at all times that Level III applies, 0.30% per annum, in each case of the aggregate amount of the commitments outstanding under the Bridge Facility for the period from the later of (x) the execution and delivery of the Loan Documents and (y) the date that is 45 days following the date of the Borrower’s acceptance of the Commitment Letter to the earlier of (i) the Closing Date and (ii) the date of the expiration or termination of the commitments under the Bridge Facility, which Commitment Fee shall be payable quarterly in arrears.
Duration Fee:	The Borrower shall pay a fee (the “Duration Fee”) for the ratable benefit of the Lenders, on the dates set forth below, equal to the percentage (the “Applicable Duration Fee Percentage”) of the aggregate principal amount of Loans outstanding on such date set forth below:

90 Days after the Closing Date	0.50%
180 Days after the Closing Date	1.00%
270 days after the Closing Date	1.50%

Annex I-2

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-3

EXHIBIT C
PROJECT THOROUGHBRED
Conditions
          The availability of the Bridge Facility, in addition to the conditions expressly set forth in the tenth paragraph of the Commitment Letter, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in the Commitment Letter.
          1. The Acquisition shall be consummated substantially concurrently with the funding of the Bridge Facility in accordance with the terms of the Acquisition Agreement in the form delivered to the Lead Arrangers prior to execution of the Commitment Letter (and the amount and form of the purchase price shall not be changed without the Lead Arrangers’ prior consent, not to be unreasonably withheld, and no other provision or condition of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified or consented to in any respect that would be materially adverse to the Lead Arrangers or the Lenders without the Lead Arrangers’ prior consent).
          2. The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees and invoiced expenses required to be paid on or before the Closing Date.
          3. All of the representations and warranties in the Loan Documents shall be true and correct, before and after giving effect to the Transactions (subject to the Conditionality Provision).
          4. No default or event of default under the Bridge Facility shall have occurred and be continuing or would result from the Loans on the Closing Date or the application of the proceeds thereof.
          5. The Administrative Agent shall have received such borrowing notice, legal opinions, corporate organizational documents, good standing certificates, resolutions and other closing certificates as are customary for transactions for this type as it may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.
          6. The Company shall have received (i) from S&P, within one week prior to the Closing Date, a corporate credit rating of the Company after giving effect to the Transactions, which shall be BBB- or higher (stable or positive) on the Closing Date and (ii) from Moody’s, within one week prior to the Closing Date, a corporate family rating of the Company after giving effect to the Transactions, which shall be Baa3 or higher (stable or positive) on the Closing Date.
          7. The Commitment Parties shall have received (a) if the Closing Date occurs on or after March 1, 2011, audited financial statements of the Company and the Acquired Business for the year ended December 31, 2010, which audit reports thereon shall not be qualified, (b) as soon as available, unaudited financial statements of the Company and the Acquired Business for each fiscal quarter ended at least 45 days before the Closing Date (to the extent financial statements for such fiscal quarter were not available prior to the date hereof) and the comparable period of the prior year, and (c) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Company and its subsidiaries as of the end of and for the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of the fiscal year of the Company, ended at least 60 days before the Closing Date) prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) prepared in accordance with Regulation S-X.